UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
 FORM 8-K

______________
 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2019

Forward Industries, Inc.
(Exact name of registrant as specified in its charter)

New York	001-34780	13-1950672
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

477 S. Rosemary Ave. Ste. 219 West Palm Beach, Florida 33401
(Address of Principal Executive Office) (Zip Code)

(561) 465-0030
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which
registered
Common Stock, par value $0.01 per share	FORD	The NASDAQ Capital Market

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective April 30, 2019, Forward Industries, Inc.’s (the “Company”) $1.3 million revolving line of credit with TD Bank, N.A. (the “Revolving Loan”) was extended until May 31, 2019. As previously disclosed, the Revolving Loan is: (i) secured by the assets of Intelligent Product Solutions, Inc., the Company’s wholly-owned subsidiary, (ii) bears an interest rate of the Wall Street Journal Prime Rate plus 0.75% and (iii) is guaranteed by the Company. As of the date of this Current Report on Form 8-K, there was $0 available under the Revolving Loan. The proceeds of Revolving Loan are being used for working capital.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2019, the Company appointed Douglas Matthews as Senior Vice President /Chief Operating Officer of the Company, effective May 15, 2019.

From February 2015 until May 2019, Mr. Matthews was the President and Founder of the 4E Project, Inc., a private corporate redevelopment firm engaged in leading organizations assessment, refinement and implementation of strategic business expansion, acquisition / divestiture and market expansion activities. During this period, Mr. Matthews served as interim president for Group III International (April until October 2018) an industry leader in the luggage & travel good sector, and as chief operations officer for Covalent Collective Inc. (November 18 until May 19), a Canadian corporation in the emerging cannabis industry. From January 2014 until February 2015, Mr. Matthews was the general manager of Sherpani International, a privately held developer and marketer of women’s handbags with a focus on outdoor, active lifestyle female consumers. Prior to this experience, Mr. Matthews served as president and held various other senior management roles at Thule Organization Solutions, (dba, Case Logic, Inc.), a global manufacturer of bags and storage cases for cameras, laptops, tablets, drones, CD/DVD, and other cases (2001-2013). He is 53 years old.

In connection with his appointment, the Company entered into a three-year Employment Agreement with Mr. Matthews which shall be effective beginning May 15, 2019. Mr. Matthews will receive an annual base salary of $250,000. The first six months shall be a probationary period whereby either party may terminate the Employment Agreement without any further obligations under the Agreement. Provided that Mr. Matthews employment is retained after the probationary period, the Company shall promptly grant Mr. Matthews (i) 75,000 stock options (25,000 shall be fully vested, 25,000 shall vest on the first anniversary of the commencement of employment and 25,000 shall vest on the second anniversary of the commencement of employment) and (ii) 50,000 shares of restricted common stock (15,000 shall be fully vested, 15,000 shall vest on the first anniversary of the commencement of employment and 20,000 shall vest on the second anniversary of the commencement of employment). Each vesting event is subject to continued employment on such vesting date and the awards will be granted under the Company’s 2011 Long Term Incentive Plan. Mr. Matthews will also be entitled to the reimbursement of expenses for travel to the Company’s and its subsidiary’s headquarters.

Under the Employment Agreement, Mr. Matthews may be entitled to receive bonuses based on his individual and Company performance with criteria determined by the Company’s Compensation Committee. Any such bonus may be awarded in a combination of cash and/or equity as determined by the Compensation Committee. Additionally, the Compensation Committee shall have the authority to pay Mr. Matthews a discretionary bonus from time to time.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Douglas Matthews effective May 15, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD INDUSTRIES, INC.

Date: May 6, 2019	By:/s/ Michael Matte
______________________________________________
Name: Michael Matte
Title: Chief Financial Officer